Exhibit 16(c)(ix)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna PROCESS UPDATE MAY 28, 2024 HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 3 pages, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY ƒ Claritas: 6:30pm dinner with May 20 ƒ Claritas: 9am diligence meeting with ƒ Deliverable: databook with monthly 2024 Income Statement, Cash Flow, and Balance Sheet May 21 ƒ Altaris: 11:30am K&E legal diligence session, 2:30pm K&E call, 3:30pm Life Sciences call ƒ Claritas: 2pm Liberty IT diligence meeting ƒ Deliverables: Enterprise build showing pricing and margin, LTM capex by channel May 22 ƒ Altaris: 8am Crosslake Tech diligence session, 3pm EY Financial diligence session ƒ Deliverable: master employee census data May 23 ƒ Altaris: 2:30pm EY Tax diligence session ƒ Deliverable: AR/AP Aging May 24 May 27 ƒ Altaris: 10am Crosslake technology diligence session, 11am Aon benefits/insurance diligence session ƒ Claritas: 4:30pm Grant Thornton tax basis session May 28 ƒ Altaris: Dinner with Jeff, Brent, Justin, and Dawn May 29 ƒ Altaris: Morning working session with Jeff, Brent, Justin, and Dawn May 30 ƒ Altaris: 10am Crosslake technology diligence session May 31 June 3 June 4 June 5 June 6 June 7 ƒ Bid deadline June 10 Altaris: Product Demo, Altaris Databook Review, ERM ESG, EY Financial Due Diligence Follow-up Session Claritas: Grant Thornton Financial, Dinner with : Tax diligence (tentative), Data & Governance Calls to be scheduled ƒ Latest cap table ƒ Transaction expenses Key deliverables 2 Monday Tuesday Wednesday Thursday Friday Timeline to June 10th *Confidential treatment requested

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Open Diligence Requirements: Altaris

Diligence Calls

- **Aon Benefits and Insurance Introductory Diligence Session** (scheduled for 5/28 11:00am-12:00pm ET)
- **Crosslake Technology Session II** (scheduled for 5/28 10:00am-12:00pm ET)
  - Additional 2 hours with management to discuss the Company's infrastructure/security with the CISO
- **Crosslake Technology Session III** (scheduled for 5/31 10:00am-12:00pm ET)
  - Additional 2 hours with management to discuss remaining technology/software items, including Provider and Life Sciences platform overviews
- **EY Follow-up Financial Due Diligence Session** (to be scheduled)
  - 1.5-2 hours to cover certain items related to the P&L and Balance Sheet
- **Product Demo** (to be scheduled)
- **Altaris Databook Review** (to be scheduled)
  - 45 minutes to discuss questions Altaris had following their review of the databook
- **ERM ESG Diligence Session** (to be scheduled)

Diligence Requests

- **Altaris Diligence Request List:**
  - Capex detail by segment for 2021-2023 and FY 2024E, similar to what was already provided for LTM Q1 2024
  - Updated cap table and estimated transaction expenses estimated for 5/24
  - Description of services for key vendors
  - Details on KPIs for Life Sciences and CareLinx
- **EY Financial and Tax Request List:**
  - Deferred / unearned revenue roll forward at BU level
  - Executive compensation
  - US General and Federal Tax
- **Aon Insurance & Benefits Diligence List:**
  - Insurance policies, claims data, cyber risk, collateral, US workers compensation
  - Retirement, detailed benefit plans, employee census, independent contractor agreements
- **K&E Legal Diligence List:**
  - Labor, executive compensation, employee benefits, real estate, environmental reports, IP, healthcare, historical M&A activity and pipeline, and supplier, customer, and employee contracts
- **Crosslake Technology Diligence List:**
  - Security assessments and audit reports of the product software, data integration documentation, backup plan
  - Software architecture, software development lifecycle, inventory of critical enterprise systems
- **ERM ESG Diligence List:**
  - Environmental, Social, and Governance initiatives and policies
  - Diversity, Equity, and Inclusion strategy and policies

Houlihan Lokey | 3

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Open Diligence Requirements: Claritas Capital 4 ƒ Grant Thornton Tax Basis Call (scheduled 5/28 4:40-5:30pm) ‒ To discuss and walk through GT’s Excel spreadsheet and finalize any assumptions ƒ Dinner (with Jeff) (to be scheduled) ƒ Grant Thornton Financial Due Diligence Call (to be scheduled) ‒ To discuss the updated databook and open questions from Grant Thornton ƒ Claritas Diligence Question List: ‒ Financial diligence, remaining open items focused on capitalization table and Change in Control agreements ƒ Data Request List: ‒ Revenue bridge between 2023A to Q1 2024 actuals to 2024E to 2025E by segment, with as much supporting pipeline detail as possible; highlighting impact from existing customers, expected churn, expected new customers (signed deals / go live dates), and go get ‒ Detailed market sizing by segment/customer type as well as market share for key competitors ‒ Detailed 5-year P&L and quarterly revenue forecasted by customer (back-up, formulaic model in Excel) ‒ Potential buyers for Provider and Life Sciences ƒ Grant Thornton Financial & Tax Diligence: ‒ Reviewing the latest databook and may have additional follow-up Quality of Earnings questions ‒ Audit workpaper review ‒ Detail on 1099 audit in CA and copies of 1099s ‒ International tax (Brazil, Ireland, Germany) ƒ Ropes & Gray Legal Diligence: ‒ Corporate Records and Organization ‒ Financing and Indebtedness ‒ Litigation, Government and Regulatory Issues ‒ Commercial Arrangements ‒ Real Property; Environmental Matters; Personal Property ‒ Intellectual Property and Information Technology ‒ Data Privacy ‒ Employment, Executive Compensation, and Benefits ‒ Antitrust ‒ Compliance, Risk Management and Auditors ‒ Updated cap table and estimated transaction expenses ‒ Equity award agreements (included in new cap table) and all material contracts/agreements after 1/1/24 Diligence Calls Diligence Requests *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Open Diligence Requirements: 5 ƒ Data & Governance Call (to be scheduled) ‒ Call with CISO to get voiceover on deidentification process, data warehousing/clean room process, and data permissioning ƒ Tax Diligence Call (tentative) Diligence Calls ƒ Diligence List: ‒ Access to the full VDR ‒ 2020-2024YTD Annual Provider Client Level Detail including contract start date, renewal date, cancel date (if applicable), and revenue ‒ Updated view on client adds, cancels in Enterprise and Life Sciences 2024 YTD (by client, product, and spend) ‒ Monthly P&L including Revenue Detail (i.e. by segment and product) and Expense Detail - 2022 through YTD 2024 including an April flash ‒ Monthly balance sheet and cash flow forecast for the balance of 2024. ‒ Summary of pending or threatened disputes, claims or litigation related to Company or its business, including (i) the dispute with , (ii) any shareholder litigation, and (iii) any alleged claim or threatened claim by current or former employees or alleged infringement (provide copies of any related legal documents) ‒ HITRUST Renewal Documentation Diligence Requests Discuss information to provide to *Confidential treatment requested